Exhibir 99.1

Orlando-based Reservations.com to merge with HotelPlanner in $680M deal

By TREVOR FRASER

ORLANDO SENTINEL

AUG 25, 2021 AT 4:31 PM

Reservations.com, an online travel site based in downtown Orlando, is merging with Florida-based HotelPlanner in a deal expected to be worth more than $680 million.

The two companies will combine with Astrea Acquisition Corp. in order to go public. The transaction is expected to close by the end of the year.

The newly combined booking agency will keep the name HotelPlanner, but the Reservations.com website will remain active under the management of the new company.

Reservations.com co-founder Mahesh Chaddah described the arrangement as “one umbrella with multiple brands beneath it.”

Merging will give the newly formed company access to more than a million hotel rooms and alternative accommodations.

“It’s a proud moment for us,” Chaddah said.

Hotel reservations around the country have been steadily climbing after plunging dramatically in March of last year with the outbreak of COVID-19. Since the rollout of the vaccines, tourism has continued to rise, even in the face of the rapidly spreading Delta variant.

The average daily room rate for hotels around the country was $142.76 for the week ending Aug. 5, a 6.8% increase over the rate for the same week in 2019, according to hotel data analysts STR.

Founded in 2014, Reservations.com offers online hotel bookings with an emphasis on its customer call center to provide personalized bookings. “We wanted to put the human element back to travel,” Chaddah said.

HotelPlanner is a diversified travel company that offers both consumer booking and group and conference arrangements. It also owns the business-focused travel site Meetings.com.

Chaddah said his company had partnered with HotelPlanner several times in the past on projects before making the decision to combine resources last year.

Together, Chaddah said, the single company will have access to a call center run by HotelPlanner, unique discounted group rates unpublished on other websites and both of the previous company’s AI-driven tech platforms.

Chaddah said he and his co-founder Yatin Patel remain committed to running Reservations.com.

The merger is still pending approval by government regulators. Once completed, it will appear on the NASDAQ exchange under the ticker symbol HOTP.